As filed with the Securities and Exchange Commission on October 4, 2024.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Amentum Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	99-0622272 (I.R.S. Employer Identification No.)

4800 Westfields Boulevard, Suite #400 Chantilly, VA (Address of Principal Executive Offices)	20151 (Zip Code)

Amentum Holdings, Inc. 2024 Stock Incentive Plan
Amentum Holdings, Inc. Employee Stock Purchase Plan
(Full titles of the plans)

Stuart I. Young
Amentum Holdings, Inc.
4800 Westfields Boulevard, Suite #400
Chantilly, VA 20151
(Name and address of agent for service)

(703) 579-0410
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Amentum Holdings, Inc. (the “Company”), to register (i) 17,031,152 shares of its common stock, par value $0.01 per share (“Common Stock”), issuable to eligible recipients under the Amentum Holdings, Inc. 2024 Stock Incentive Plan (the “Equity Plan”) and (ii) 2,433,021 shares of Common Stock issuable to eligible recipients under the Amentum Holdings, Inc. Employee Stock Purchase Plan (the “ESPP” and, together with the Equity Plan, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Plans, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectuses as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof:

(1)
the Company’s effective Registration Statement on Form 10 (File No. 001-42176) initially filed with the Commission on July 15, 2024, as amended by Amendment No. 1 as filed with the Commission on August 5, 2024, as further amended by Amendment No. 2 as filed with the Commission on August 26, 2024, as further amended by Amendment No. 3 as filed with the Commission on September 9, 2024 and as further amended by Amendment No. 4 as filed with the Commission on September 13, 2024 (as so amended, the “Form 10”);

(2)	the Company’s Current Reports on Form 8-K and Form 8-K/A, in each case filed with the Commission on October 3, 2024; and

(3)
the description of the Common Stock included in the section entitled “Description of Capital Stock” in the Form 10, as may be amended or supplemented by any subsequent amendment or report filed with the Commission for the purpose of updating such description.

In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, in no event will any information that the Company has or may from time to time furnish to the Commission (including pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) be incorporated by reference into, or otherwise become a part of, this Registration Statement, unless the applicable report explicitly states such information is incorporated by reference into this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise. The Company’s amended and restated certificate of incorporation and its amended and restated bylaws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation. The Company’s amended and restated certificate of incorporation provides for such limitation of liability.

The Company maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to payments which may be made by the Company to its directors and officers pursuant to the above indemnification provision or otherwise as a matter of law. The Company’s amended and restated bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by the DGCL against liabilities that may arise by reason of their service to the Company and that the Company must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking by or on behalf of an indemnified person to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Company has entered into indemnification agreements with its directors and certain officers, the form of which is included as Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed with the Commission on October 3, 2024.  Each such indemnification agreement provides, in general, that the Company will indemnify them to the fullest extent permitted by law in connection with their service to the Company or on the Company’s behalf.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description
4.1
Amended and Restated Certificate of Incorporation of Amentum Holdings, Inc., effective as of September 27, 2024, filed as Exhibit 3.1 to the Current Report on Form 8-K filed by Amentum Holdings, Inc. with the Commission on October 3, 2024 and incorporated herein by reference

4.2
Amended and Restated Bylaws of Amentum Holdings, Inc., effective as of September 27, 2024, filed as Exhibit 3.2 to the Current Report on Form 8-K filed by Amentum Holdings, Inc. with the Commission on October 3, 2024 and incorporated herein by reference

5.1*	Opinion of Cravath, Swaine & Moore LLP
23.1*	Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 5.1 hereto)
23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm for Critical Mission Solutions and Cyber & Intelligence Businesses
23.3*	Consent of Ernst & Young LLP, independent registered public accounting firm for Amentum Parent Holdings LLC
24.1*	Power of Attorney (included on the signature page to this Registration Statement)
99.1
Amentum Holdings, Inc. 2024 Stock Incentive Plan, filed as Exhibit 10.8 to the Current Report on Form 8-K filed by Amentum Holdings, Inc. with the Commission on October 3, 2024 and incorporated herein by reference

99.2
Amentum Holdings, Inc. Employee Stock Purchase Plan, filed as Exhibit 10.9 to the Current Report on Form 8-K filed by Amentum Holdings, Inc. with the Commission on October 3, 2024 and incorporated herein by reference

107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chantilly, Commonwealth of Virginia, on this 4th day of October, 2024.

AMENTUM HOLDINGS, INC.

By:	/s/ Paul W. Cobb, Jr.
	Name:	Paul W. Cobb, Jr.
	Title:	Secretary

SIGNATURES AND POWER OF ATTORNEY

Each of the undersigned officers and directors of Amentum Holdings, Inc. hereby severally constitutes and appoints Travis B. Johnson and Paul W. Cobb, Jr. and each of them acting alone, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Heller	Chief Executive Officer and Director (Principal Executive Officer)	October 4, 2024
John Heller

/s/ Travis B. Johnson	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	October 4, 2024
Travis B. Johnson

/s/ Steven J. Demetriou	Executive Chair and Director	October 4, 2024
Steven J. Demetriou

/s/ General Vincent K. Brooks	Director	October 4, 2024
General Vincent K. Brooks

/s/ Benjamin Dickson	Director	October 4, 2024
Benjamin Dickson

/s/ General Ralph E. Eberhart	Director	October 4, 2024
General Ralph E. Eberhart

/s/ Alan E. Goldberg	Director	October 4, 2024
Alan E. Goldberg

/s/ Leslie Ireland	Director	October 4, 2024
Leslie Ireland

/s/ Barbara L. Loughran	Director	October 4, 2024
Barbara L. Loughran

/s/ Sandra E. Rowland	Director	October 4, 2024
Sandra E. Rowland

/s/ Christopher M.T. Thompson	Director	October 4, 2024
Christopher M.T. Thompson

/s/ Russell Triedman	Director	October 4, 2024
Russell Triedman

/s/ John Vollmer	Director	October 4, 2024
John Vollmer

/s/ Connor Wentzell	Director	October 4, 2024
Connor Wentzell